FS Investment Corporation II 8-K

Exhibit 10.1

OMNIBUS SIXTH AMENDMENT TO AMENDED AND RESTATED
CREDIT AND SECURITY AGREEMENT AND LENDER FEE LETTER

THIS OMNIBUS SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT AND LENDER FEE LETTER, dated as of March 29, 2019 (this “Amendment”), is entered into by and among COOPER RIVER LLC, a Delaware limited liability company, as borrower (the “Borrower”), the LENDERS party hereto, CITIBANK, N.A. (“Citibank”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”), CITIBANK, N.A., acting through its Agency & Trust division (“Citibank Agency & Trust”), as collateral custodian for the Secured Parties (in such capacity, the “Custodian”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and VIRTUS GROUP, LP (“Virtus”), as collateral administrator (in such capacity, the “Collateral Administrator”).

R E C I T A L S

WHEREAS, certain of the above-named parties have entered into that certain Amended and Restated Credit and Security Agreement, dated as of May 29, 2015 (as amended, the “Agreement”), by and among the Borrower, the Lenders from time to time party thereto, the Administrative Agent, the Collateral Agent, the Custodian and the Collateral Administrator;

WHEREAS, pursuant to and in accordance with Section 12.01(b) of the Agreement, the parties hereto desire to amend the Agreement in certain respects, as provided herein;

WHEREAS, certain of the above-named parties have entered into that certain Lender Fee Letter Agreement, dated as of April 13, 2017 (as amended, the “Lender Fee Letter”); and

WHEREAS, the parties hereto desire to terminate the Lender Fee Letter, as provided herein.

NOW, THEREFORE, based upon the above Recitals, the mutual premises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

SECTION 1.

Definitions.

Each capitalized term used but not defined herein has the meaning ascribed thereto in the Agreement.

SECTION 2.

Amendments to the Agreement.

The Agreement is hereby amended to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Agreement attached as Exhibit A hereto.

SECTION 3.

Termination of the Lender Fee Letter.

The Lender Fee Letter is hereby terminated and shall be of no further force or effect. For the avoidance of doubt, the Prepayment Fee specified therein is hereby waived in its entirety.

SECTION 4.

Agreement in Full Force and Effect as Amended.

Except as specifically amended hereby, all provisions of the Agreement shall remain in full force and effect. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement other than as expressly set forth herein and shall not constitute a novation of the Agreement.

SECTION 5.

Representations and Warranties.

The Borrower hereby represents and warrants as of the date of this Amendment as follows:

(a)

this Amendment and each other Facility Document entered into on the date hereof has been duly executed and delivered by it;

(b)

this Amendment and each other Facility Document entered into on the date hereof constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; and

(c)

there is no Event of Default or Default that is continuing or would result from entering into this Amendment.

SECTION 6.

Conditions to Effectiveness.

The effectiveness of this Amendment shall be subject to the receipt by the Administrative Agent of executed counterparts of this Amendment.

SECTION 7.

Miscellaneous.

(a)

This Amendment is a Facility Document for all purposes of the Agreement. This Amendment may be executed in any number of counterparts (including by facsimile or electronic mail), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.

(b)

The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(c)

This Amendment may not be amended or otherwise modified except as provided in the Agreement.

(d)

The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment.

(e)

Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(f)

This Amendment represents the final agreement between the parties only with respect to the subject matter expressly covered hereby and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties. There are no unwritten oral agreements between the parties.

(g)

THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(h)

The Administrative Agent authorizes and directs the Collateral Agent, the Collateral Administrator and the Custodian to enter into this Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

COOPER RIVER LLC, as Borrower

By:	/s/ William Goebel
Name: William Goebel
Title: Chief Financial Officer

FS INVESTMENT CORPORATION II, as Collateral Manager

By:	/s/ William Goebel
Name: William Goebel
Title: Chief Financial Officer

Omnibus Sixth Amendment [Cooper River LLC]

CITIBANK, N.A., as Administrative Agent and a Lender

By:	/s/ Victoria Chant
Name: Victoria Chant
Title: Vice President

Omnibus Sixth Amendment [Cooper River LLC]

GUARDIANS OF NEW ZEALAND SUPERANNUATION AS MANAGER AND ADMINISTRATOR OF THE NEW ZEALAND SUPERANNUATION FUND IN ACCORDANCE WITH THE NEW ZEALAND SUPERANNUATION AND RETIREMENT INCOME ACT 2001, as a Lender

By:	/s/ Deborah Bush
Name: Deborah Bush
Title: Authorised Signatory

Omnibus Sixth Amendment [Cooper River LLC]

CITIBANK, N.A., as Collateral Agent

By:	/s/ Jose Mayorga
Name: Jose Mayorga
Title: Senior Trust Officer

VIRTUS GROUP, LP, as Custodian and as Collateral Administrator

By:	/s/ Joseph U. Elston
Name: Joseph U. Elston
Title: Partner

Omnibus Sixth Amendment [Cooper River LLC]

Exhibit A

[see attached]

Conformed through ~~Fifth~~Sixth Amendment

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

among

COOPER RIVER LLC,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

CITIBANK, N.A.,

as Administrative Agent,

CITIBANK, N.A.

(acting through its Agency & Trust division),

as Custodian and as Collateral Agent,

and

VIRTUS GROUP, LP,

as Collateral Administrator

Dated as of May 29, 2015

AmericasActive:~~12897920.3~~12897920.4

“Excluded Amounts” means any amounts received in the Collection Account with respect to any Collateral, which amounts are attributable to (i) the reimbursement by the related Obligor of payment of out-of-pocket expenses by the Collateral Manager or the Equityholder on behalf of the Borrower, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Loan, (iii) any reimbursement of insurance premiums, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Loan Agreements, or (v) amounts deposited into the Collection Account in error; provided, that any such amounts shall be Excluded Amounts only to the extent that such amounts are in excess of the principal and interest then due in respect of such Collateral, except with respect to the amounts described in clause (v) of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party (a) Taxes imposed on or measured by net income, net profits, or capital (however denominated), or that are franchise Taxes or branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Commitment (other than pursuant to an assignment request by the Borrower under Sections 2.16 or 12.03(g)) or (ii) such Lender designates a new lending office (a “New Lending Office”), except in each case to the extent that, pursuant to Section 12.03, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 12.03(f) and (h), and (d) United States federal withholding Taxes imposed by FATCA.

“Existing Credit Agreement” has the meaning specified in Section 12.18.

“Existing Security Agreement” has the meaning specified in Section 12.18.

“Facility Amount” means (a) during the Reinvestment Period, $200,000,000 (as such amount may be reduced from time to time pursuant to Section 2.06), and (b) following the Commitment Termination Date, the outstanding principal balance of the Advances Outstanding.

“Facility Documents” means this Agreement, the Notes, the Account Control Agreement, ~~the Lender Fee Letter,~~ the Collateral Administration and Agency Fee Letter, the Sale Agreement, the Collateral Management Agreement and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Collateral Agent’s security interest in the Collateral.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Sections.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower and the Agents in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

“Fifth Amendment Effective Date” means November 30, 2018.

“Final Maturity Date” means the earliest to occur of (i) the date designated by the Borrower (or the Collateral Manager on its behalf) as the Final Maturity Date upon not less than five (5) Business Days’ prior notice to the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator and the Custodian; (ii) ~~the second anniversary of the last day of the Reinvestment Period~~ March 31, 2021; and (iii) the date of acceleration of amounts due and payable hereunder pursuant to Section 6.02; provided, that, in the case of the foregoing clauses (i) and (ii), if such day is not a Business Day, then the Final Maturity Date shall be the next succeeding Business Day.

“Final Order” means an order, judgment, decree or ruling the operation or effect of which has not been stayed, reversed or amended and as to which order, judgment, decree or ruling (or any revision, modification or amendment thereof) the time to appeal or to seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Firm Bid” means with respect to any Collateral Loan, a good and irrevocable bid for value, to purchase the par amount of such Collateral Loan, expressed as a percentage of the par amount of such Collateral Loan and exclusive of accrued interest and premium, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Collateral Loan, as determined by the Administrative Agent, submitted as of 11:00 a.m. (New York time) or as soon as practicable thereafter. The Administrative Agent shall be entitled to disregard any Firm Bid submitted by a broker-dealer (a) if, in the Administrative Agent's commercially reasonable judgment, (i) such broker-dealer may be ineligible to accept assignment or transfer of the par amount of such Collateral Loan substantially in accordance with the then-current market practice in the principal market for such Collateral Loan, as determined by the Administrative Agent, or (ii) such broker-dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under the Related Documents for such Collateral Loan to the assignment or transfer to such broker-dealer of the par amount of such Collateral Loan or (b) if the Administrative Agent determines that such Firm Bid is not bona fide, including, without limitation, due to (i) the insolvency of the bidder, (ii) the inability, failure or refusal of the bidder to settle the purchase of the par amount of such Collateral Loan or otherwise settle transactions in the relevant market or perform its obligations generally or (iii) the Administrative Agent not having pre-approved trading lines with the broker-dealer that would permit settlement of the sale to such broker-dealer of the par amount of such Collateral Loan.

“First Lien Obligation” means any loan (and not a bond or similar security) that meets the following criteria:

“Interim Order” means an order, judgment, decree or ruling entered after notice and a hearing conducted in accordance with Bankruptcy Rule 4001(c) granting interim authorization, the operation or effect of which has not been stayed, reversed or amended.

“Interpolated Screen Rate” means the rate (rounded to the same number of decimal places as the two relevant rates from Reuters Screen LIBOR01 (or any successor or substitute page) which results from interpolating on a linear basis between: (a) the applicable rate from Reuters Screen LIBOR01 (or any successor or substitute page) for the longest period available from such screen page that is less than the relevant Interest Accrual Period; and (b) the applicable rate from the Reuters Screen LIBOR01 (or any successor or substitute page) for the shortest period available from such screen page that exceeds the relevant Interest Accrual Period, in each case by reference to the rates applicable to London interbank deposits in United States dollars (which appear on Reuters Screen LIBOR01 (or any successor or substitute page) as at 11.00 a.m. (London time) on the date of determination), provided that if any such determination yields a rate which is less than zero, such rate shall be deemed to be zero.

“Investment Advisory Agreement” means the Investment Advisory and Administrative Services Agreement, dated as of February 8, 2012, between the Collateral Manager and the Collateral Advisor or any agreement on substantially similar terms (or on terms substantially similar to those set forth in the FSIC Investment Advisory Agreements as in effect on the Closing Date) that replaces it in connection with a Permitted Equityholder Transaction.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Person listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

~~“Lender Fee Letter” means that certain fee letter, dated as of April 13, 2017, by and among the Lenders and the Borrower setting forth certain amounts payable by the Borrower to the Lenders in connection with the transactions contemplated by this Agreement.~~

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever.

“LIBOR Rate” means, for any Interest Accrual Period, with respect to any Advance made or outstanding on the first day of an Interest Accrual Period, a rate per annum equal to the rate appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) for London interbank deposits for a three month period in United States dollars at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Accrual Period; provided that, if no such rate so appears on Reuters Screen LIBOR01 Page (or any successor or substitute page), the LIBOR Rate shall be the rate per annum determined by the Administrative Agent using the Interpolated Screen Rate (calculated by reference to the rates applicable for London interbank deposits, which appear on Reuters Screen LIBOR01 Page (or any successor or substitute page) as of 11:00 a.m. (London time) on the date of entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Permitted Equityholder Transaction” means a merger, consolidation or other combination of FSIC II and FSIC, the result of which effectively combines the ownership and/or assets of FSIC II and FSIC, and/or merges or consolidates their respective collateral advisors.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens created in favor of the Collateral Agent hereunder or under the other Facility Documents for the benefit of the Secured Parties; (b) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (c) with respect to agented Collateral Loans, security interests, liens and other encumbrances in favor of the lead agent, the collateral agent or the paying agent on behalf of all holders of indebtedness of the related Obligor under the related facility; (d) any security interests, liens and other rights or encumbrances granted under any governing documents or other agreement between or among or binding upon the Borrower as the holder of equity in an Obligor; (e) precautionary financing statements covering assets sold by the Borrower; and (f) other Liens expressly permitted by this Agreement and the other Facility Documents.

“Permitted Offer” means a tender offer or redemption notice (i) pursuant to the terms of which the offeror offers to acquire a Collateral Loan in exchange for consideration consisting solely of Cash in an amount equal to or greater than the full face amount of such Collateral Loan plus any accrued and unpaid interest and (ii) as to which the Collateral Manager has determined in its reasonable commercial judgment that the offeror has sufficient access to financing to consummate the offer or redemption.

“Permitted Subsidiary” means any subsidiary (a) that meets the then-current general criteria of Moody’s and S&P for bankruptcy remote entities and that includes, in its Constituent Documents, “special purpose” provisions substantially similar to those in the Constituent Documents of the Borrower, and (b) that is formed for the sole purpose of holding any Equity Security in one or more Persons or other assets received in a workout of a Defaulted Collateral Loan or otherwise acquired in connection with a workout of a Collateral Loan.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means a Collateral Loan that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Potential Terminated Lender” has the meaning specified in Section 2.16(a).

~~“~~Prepayment Fee~~” has the meaning assigned to such term in the Lender Fee Letter.~~

“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) that has either (A) a long-term unsecured debt rating of “BBB” or better by S&P and “A3” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (ii) the parent corporation of which has either (A) a long-term unsecured debt rating of “BBB” or better by S&P and “A3” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (iii) is otherwise acceptable to the Administrative Agent.

“Qualified Purchaser” has the meaning assigned to such term in Section 12.06(e).

“Quarterly Date” means each January 15, April 15, July 15 and October 15, commencing with the first such date in July, 2015.

“Register” has the meaning assigned to such term in Section 12.06(d).

“Regulation T”, “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earliest of (a) ~~March 31,~~June 30, 2019 (or such later date as may be agreed by the Borrower and the Lenders); and (b) the date of the termination of the Commitments pursuant to Section 6.02.

“Related Documents” means, with respect to any Collateral Loan, all agreements or documents evidencing, securing, governing or giving rise to such Collateral Loan.

“Replacement Lender” has the meaning assigned to such term in Section 2.16(a). “Requested Amount” has the meaning assigned to such term in Section 2.02.

“Required Lenders” means, as of any date of determination, Lenders whose aggregate principal amount of Advances Outstanding plus unused Commitments aggregate more than 50% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, the aggregate principal amount of all Advances Outstanding; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Commitments.

“Required Loan Documents” means, for each Collateral Loan:

(a)	an executed copy of the assignment, if applicable, for such Collateral Loan;

(b)	other than in the case of a Noteless Loan, the original executed Underlying Note endorsed by the issuer or the prior holder of record of such Collateral Loan in blank or to the Borrower;

(c)	an executed copy of the Underlying Loan Agreement, together with a copy of all amendments and modifications thereto;

(d)	a copy of each related security agreement (if any) signed by each applicable Obligor;

Determination Date is not a Business Day, the next succeeding Business Day) will be applied in the following order of priority:

(A)	(1) first, to pay all out-of-pocket costs and expenses of the Collateral Agent incurred in connection with any sale of Collateral or exercise of other remedial rights pursuant to Section 7.03; (2) second, to pay other Administrative Expenses in accordance with the priorities specified in the definition thereof; provided that the amount in this clause (2) shall not exceed the Administrative Expense Cap for such Payment Date; provided, further, that upon any commencement of the exercise of remedies described in Section 6.02, Administrative Expenses paid pursuant to this clause (A) to the Collateral Agent, the Collateral Administrator, the Securities Intermediary, the Custodian or the Administrative Agent shall be paid without regard to the Administrative Expense Cap and (3) third, to pay any CME Management Fees incurred by the Administrative Agent, the Collateral Administrator or the Collateral Agent;

(B)	(1) so long as no Default, Event of Default or Collateral Manager Event has occurred and is continuing, to the Collateral Manager to pay the Collateral Management Fee, plus any Collateral Management Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds, except, in each case, to the extent that the Collateral Manager elects to defer such current or previously due Collateral Management Fee pursuant to this Agreement and (2) after the occurrence and during the continuance of a Default, an Event of Default or a Collateral Manager Event, at the election of the Administrative Agent in its sole discretion, any amounts described in the foregoing clause (B)(1) shall be payable pursuant to clause (H) below;

(C)	to each Lender, to pay accrued and unpaid Interest on the Advances~~,~~ and Commitment ~~Fees and Prepayment~~ Fees due to each such Lender and amounts payable to each such Lender under Section 2.10;

(D)	(1) during the Reinvestment Period, so long as no Event of Default has occurred and is continuing, if the Borrowing Base Test or the Net Equity Test is not satisfied as of the relevant Determination Date, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until each of the Borrowing Base Test and the Net Equity Test is satisfied (on a pro forma basis as at such Determination Date) and (2) after the occurrence and during the continuance of an Event of Default, to pay the principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until paid in full;

(E)	during the Amortization Period, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) in an amount equal to the Mandatory Amortization Amount; provided that no application under this clause (E) shall be made if the amount of Principal Proceeds to be applied on such date are sufficient to pay the Mandatory Amortization Amount after giving effect to all payments under Section 9.01(a)(ii);

(F)	to the payment or application of amounts referred to in clause (A) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause;